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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE (Draft)
                                                                   News Release

  CREDENCE CONTACT:                        CREDENCE PUBLIC RELATIONS CONTACT:
  -----------------                        ----------------------------------
  Dennis Wolf                              Connie Graybeal
  Executive Vice President and CFO         Credence Systems Corporation
  Credence Systems Corporation             510.623.4774 or 510.623.2524 fax
  510.623-4747 or 510.623-2591 fax         E-mail: connie_graybeal@credence.com
  E-mail: dennis_wolf@credence.com




           CREDENCE ANNOUNCES PLANNED REDEMPTION OF 5-1/4% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2002.


FREMONT, Calif., August 10, 2000--Credence Systems Corporation (Nasdaq: CMOS), a leading manufacturer of automatic test equipment (ATE) for the worldwide semiconductor industry, today announced that its Board of Directors has approved the redemption, on September 20, 2000, of all of its outstanding 5-1/4% Convertible Subordinated Notes due 2002. On that date, the notes will be redeemed at a redemption price equal to 102.10% of their principal amount plus accrued interest from September 15, 2000 to September 20, 2000. The notes are convertible into shares of common stock until 5:00 p.m. Eastern Standard Time on September 18, 2000 at a conversion price of $34.575 per share. On August 9, 2000, $96,021,000 principal amount of notes was outstanding. The closing price of Credence Systems Corporation's common stock on August 9, 2000 was $40.3125 ($40 5/16) per share.

About Credence Systems Corporation

Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal and memory semiconductors.

Utilizing its patented CMOS technologies, Credence products are designed to meet the strict time-to-market and cost-of-ownership requirements of its customers. Headquartered in Fremont, Calif., the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS. More information is available at http://www.credence.com.

Note to Editors: Credence and Credence Systems are trademarks of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.